                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.    7  )*
                                           ------

                              PITTWAY CORPORATION
                              -------------------
                                (Name of Issuer)

                                 COMMON STOCK
                                 ------------
                         (Title of Class of Securities)

                                  725790 10 9
                                 ------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP No. 725790 10 9                   13G               Page 2 of 8 Pages

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            American National Bank and Trust Company of Chicago
            36-0727633
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            United States

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                1,000 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              160,300 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 1,000 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              171,896
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            172,896 shares

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
            6.58%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            BK

- ------------------------------------------------------------------------------

  CUSIP No. 725790 10 9                   13G               Page 3 of 8 Pages

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            American National Corporation  36-2794382
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            Delaware

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            None except indirectly through a wholly-owned subsidiary as described herein. See Item 4.

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
            -0-

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            CO HC

- ------------------------------------------------------------------------------

  CUSIP No. 725790 10 9                   13G               Page 4 of 8 Pages

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            First Chicago Corporation  36-2669970
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            Delaware

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9 None except indirectly through one or more subsidiaries as described herein. See Item 4.

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
            -0-

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            CO HC

- ------------------------------------------------------------------------------

Item 1(a). Name of Issuer:
           --------------

           Pittway Corporation (the "Company")

Item 1(b). Address of Issuer's Principal Executive Offices:
           -----------------------------------------------

           333 Skokie Boulevard
           Northbrook, Illinois 60065-3012

Item 2(a). Name of Person Filing:
           ---------------------

           First Chicago Corporation ("FCC") on behalf of itself, American National Bank and Trust Company of Chicago ("ANB") and American National Corporation ("ANC") is filing this statement. Exhibit A attached hereto contains the aggreement of FCC, ANC and ANB to file joint disclosure statements on Schedule 13G.

Item 2(b). Address of Principal Business Office:
           ------------------------------------

           For FCC:                          For ANB and ANC:
           One First National Plaza          33 North LaSalle Street
           Chicago, Illinois 60670           Chicago, Illinois 60690

Item 2(c). Citizenship:
           -----------

           ANB is a national banking association organized under the laws of the United States. FCC and ANC are corporations organized under the laws of the State of Delaware.

Item 2(d). Title of Class of Securities:
           ----------------------------

           Common Stock (the "Common")

Item 2(e). CUSIP Number
           ------------

           725790 10 9

Item 3.    Type of Person Filing:
           ---------------------

           (b)  ANB is a Bank as defined in section 3(a)(6) of the Act.
           (g) Each of FCC and ANC is a Parent Holding Company in accordance with (S)240.13d-1(b)(ii)(G).

Item 4.    Ownership:
           ---------

           (a)-(b) ANB holds, solely in a fiduciary capacity, 172,896 shares of the Company's Common, representing 6.58% of the Company's outstanding Common. ANC may be deemed to beneficially own the shares of the Company's Common solely through its ownership of ANB. FCC may be deemed to beneficially own shares of Common solely through its direct ownership of ANC and its indirect ownership of ANB.

         (c)  See items 5 and 9 and item 11 on pages two, three and four hereof.

Item 5.  Ownership of Five Percent or Less of a Class:
         --------------------------------------------

         Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
         ----------------------------------------------------------------

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company:
         ----------------------------------------------------------------------

         See Items 2(a) and 3.

Item 8.  Identification and Classification of Member of the Group:
         --------------------------------------------------------

         Not applicable.

Item 9.  Notice of Dissolution of Group:
         ------------------------------

         Not applicable.

Item 10. Certification:
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Disclaimer
- ----------

   First Chicago Corporation expressly disclaims that the filing of this statement shall not be construed as an admission that First Chicago Corporation, is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

   American National Corporation expressly disclaims that the filing of this statement shall not be construed as an admission that American National Corporation, is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

Signature:
- ---------

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 1994

                                       FIRST CHICAGO CORPORATION


                                            /s/ David P. Bolger
                                       By:  _________________________
                                            David P. Bolger
                                            Senior Vice President and
                                            Treasurer


                                       AMERICAN NATIONAL CORPORATION



                                            /s/ Thomas R. Watts
                                       By:  _________________________

                                                Thomas R. Watts
                                       Name:  _______________________

                                                Senior Vice President
                                                and Chief Financial
                                                Officer
                                       Title:  ______________________


                                       AMERICAN NATIONAL BANK AND
                                       TRUST COMPANY OF CHICAGO



                                            /s/ James B. Christensen
                                       By:  _________________________

                                                James B. Christensen
                                       Name:  _______________________

                                                Second Vice President
                                       Title:  ______________________

                                   EXHIBIT A



                                   AGREEMENT
                                   ---------


   The undersigned hereby agree, pursuant to (S)240.13d-1(f)(1), that the statement on Schedule 13G (including all amendments thereto) to which this Agreement is attached is to be filed on behalf of each of the undersigned and that First Chicago Corporation may file a Schedule 13G pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, and all amendments to such Schedule, with respect to shares of Common Stock of Pittway Corporation.


Date:  February 11, 1994

                                       FIRST CHICAGO CORPORATION


                                            /s/ David P. Bolger
                                       By:  _________________________
                                            David P. Bolger
                                            Senior Vice President and
                                            Treasurer


                                       AMERICAN NATIONAL CORPORATION



                                            /s/ Thomas R. Watts
                                       By:  _________________________

                                                Thomas R. Watts
                                       Name:  _______________________

                                                Senior Vice President
                                                and Chief Financial
                                                Officer
                                       Title:  ______________________


                                       AMERICAN NATIONAL BANK AND
                                       TRUST COMPANY OF CHICAGO



                                            /s/ James B. Christensen
                                       By:  _________________________

                                                James B. Christensen
                                       Name:  _______________________

                                                Second Vice President
                                       Title:  ______________________